Exhibit 10.9

JOINT VENTURE AGREEMENT

JOINT VENTURE AGREEMENT, dated as of November 1, 1996, by and  between SB Holdings (Europe) Ltd. (“SOFTBANK”), a company organized under the laws of the United Kingdom, and Yahoo! Inc., a California corporation (“Yahoo”).

WHEREAS, Yahoo offers in the United States and certain other geographic areas certain on-line navigational services on the World Wide Web, including, without limitation, the Yahoo! Internet Guide.

WHEREAS, SOFTBANK through its affiliates Ziff-Davis UK, Ltd., Ziff-Davis France, SA and Ziff-Davis Verlag, GmbH (the “ZD Affiliates”) is a leading computer publisher in the United Kingdom, France and Germany;

WHEREAS, an affiliate of SOFTBANK indirectly owns a minority interest in Yahoo; and

WHEREAS, SOFTBANK and Yahoo, directly or through wholly owned affiliates, wish to jointly form  joint venture companies in Germany, the United Kingdom, and France (each a Company, collectively, the “Companies”), to establish and manage versions of the Yahoo Internet Guide for the United Kingdom, France and Germany (the “Territories”), develop related on-line navigational services, and conduct other related businesses;

NOW, THEREFORE, the parties hereby agree as follows:

1.                                       OBJECTIVES OF THE COMPANIES

The objectives of the Companies shall be to engage in the businesses set forth below:

(i)            establishment and management in the Territories of localized versions of the Yahoo Internet Guide to be branded with the Yahoo! name such as Yahoo! UK, Yahoo! France, and Yahoo! Germany (the “Localized Guides”), all as set forth in the Business Plan attached as Exhibit A (the “Business Plan”);

(ii)           development and commercialization of related on-line navigational services and other Yahoo branded products within the Territories including off line products and publications (other than as specified in 1(v) below) as described in the Business Plan;

(iii)          related sale of on-line advertisement space through its own efforts or through one or more third party sales representatives;

(iv)          addition of specific informational content to the Localized Guide in each of the Territories;

(v)           business cooperation with any localized versions of “Yahoo! Internet Life” (or one or more similar publications) published by ZD Affiliates;

(vi)          business cooperation in the production of localized versions of the online publication “ZD/Yahoo! computing” (or one or more similar publications) to be published on the Internet by ZD Affiliates; and

(vii)         other businesses relating to the foregoing as agreed upon by the parties from time to time.

2.                                       SALE AND PURCHASE OF SHARES; OWNERSHIP OF THE COMPANY.

(a)           Prior to this date, Yahoo has organized the Companies in the Territories and has invested, or shall invest (including amounts counted as surplus capital), the aggregate amount of $1,400,000 in the Companies. Subject to the terms and conditions hereof and pursuant to such subscription agreements as local law may require, the Companies shall issue, and Yahoo (to the extent it has not already fully subscribed) and SOFTBANK shall subscribe to shares (or other ownership interests as local law may dictate) of each of the Companies so that after such subscriptions SOFTBANK shall own a 30% interest in each such Company and Yahoo shall own a 70% interest.  The total to be contributed by SOFTBANK for its shares in all the Companies shall total $600,000 (including surplus capital).  The Companies are also reimbursing each of the parties for activities taken prior to this date on behalf of the Companies and assuming any obligations incurred on behalf of the Companies.

(b)           Each party shall make such additional contributions to the capital of the Companies (above the amounts in (a)) as the Board of Directors shall determine in good faith are required to carry out the Business Plan, up to an aggregate additional contribution by Yahoo of $1,400,000 (for a total aggregate contribution of $2,800,000), and by SOFTBANK, of an additional $600,000 (for a total aggregate contribution by SOFTBANK of $1,200,000.

(c)           Yahoo may transfer up to 10% of its shares in the Companies to a third party subject to SOFTBANK’s consent to that party, which should not be unreasonably withheld.  If the parties shall mutually determine that such third party shall hold more than 10% of the Companies, that third party’s shares above 10% shall be transferred pro rata from Yahoo and SOFTBANK or additional shares may be issued by such third party so that Yahoo’s and SOFTBANK’s interests are diluted pro rata.

3.                                       REPRESENTATIONS AND WARRANTIES OF SOFTBANK

SOFTBANK hereby represents and warrants to Yahoo as follows:

(a)           SOFTBANK has been duly incorporated, and is a validly existing corporation under the laws of the UK and has full power and authority to enter into and perform this Agreement.

(b)           This Agreement has been duly authorized, executed and delivered by SOFTBANK and constitutes a valid and binding agreement of SOFTBANK, enforceable against SOFTBANK in accordance with its terms.

(c)           No consent, approval or authorization of or declaration or filing with any governmental authority or other person or entity on the part of SOFTBANK is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.                                       REPRESENTATIONS AND WARRANTIES OF YAHOO

Yahoo represents and warrants to SOFTBANK as follows:

(a)           Yahoo has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of California, and has full power and authority to enter into and perform this Agreement.

(b)           This Agreement has been duly authorized, executed and delivered by Yahoo and constitutes a valid and binding agreement of Yahoo, enforceable against Yahoo in accordance with its terms.

(c)           No consent, approval or authorization of or declaration or filing with any governmental authority or other person or entity on the part of Yahoo is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.                                       LICENSE/SERVICES AGREEMENTS

(a)           Concurrently with the execution of this Agreement, Yahoo shall enter into license agreements, in the forms attached hereto in Exhibit B (the “License Agreements”), with each of the Companies.

(b)           Concurrently with the execution of this Agreement, the ZD Affiliates are entering into Services Agreements in the forms attached in Exhibit C with each of the Companies (the “Services Agreements”).

6.                                       BOARD OF DIRECTORS; STATUTORY AUDITORS

(a)           Subject to permissible corporate law in each of the Territories, the Companies shall be managed by a single Board of Directors with five members.  SOFTBANK shall designate two Directors and Yahoo shall designate three Directors.  To the extent local law does not permit the Companies to have a single Board of Directors, Yahoo and SOFTBANK shall create a Management Committee of five members which shall act in the same way as the single Board of Directors would act and each party shall cause the members of each Board of Directors or other similar management group in each of the Territories to act in accordance with the determination of that Management Committee.  If such a Management Committee is set up, any reference to the Board of Directors or to Directors shall be deemed a reference to the Management Committee and to the members of that Committee.

(b)           To the extent required by local law, each Company shall have one Statutory Auditor, which shall be designated by Yahoo.

(c)           The Companies shall have a Managing Director, who shall also be the President (or similar officer) of each Company. The President and Managing Director shall be a nominee of Yahoo, subject to Softbank’s approval, not unreasonably withheld.

(d)           In case of a vacancy in the office of Director, Statutory Auditor or Managing Director during the term of office for whatever reason, the vacancy shall be filled by the party that nominated the Director, Statutory Auditor or Managing Director whose office became vacant, but still subject in the case of Managing Director to SOFTBANK’s approval, not unreasonably withheld.

(e)           At any annual or special meeting of shareholders or any meeting of the Board of Directors of any Company called for such purpose, each party shall vote or cause to be voted all shares owned by it for the election of nominees designated as Directors, Statutory Auditor or Managing Director in accordance with this Section 6 and otherwise as may be necessary to implement the provisions of this Agreement.

(f)            No change shall be made in the number and/or allocation of Directors, Statutory Auditor or Managing Director as stated in this Section 6 or in the Articles of Incorporation (or similar corporate document) of any Company; provided that if the parties’ respective shareholdings change in a material way, the parties shall adjust the number and allocation of Directors if and to the extent appropriate so that their respective representation on the Board and in that Company is generally proportionate to their respective shareholdings.

7.                                       MANAGEMENT OF THE COMPANIES

(a)           The Board of Directors shall be responsible for establishing the overall policy and overall operating policies with respect to the business affairs of the Companies.

(b)           Except as otherwise required by mandatory provisions of law and as otherwise provided herein, resolutions of the Board of Directors shall be adopted only by the affirmative vote of a majority of the Directors present at a meeting duly called at which a quorum is present.  A majority of the Board of Directors shall constitute a quorum for the transaction of business provided at least one Director designated by SOFTBANK is present.  Board meetings shall be held in accordance with applicable local law provided that the Board of Directors shall meet no less frequently than once in each calendar month.  Any Director may attend a Board meeting by conference telephone.

(c)           Notwithstanding the general provisions set forth above, in addition to any special approval requirements under the Articles of Incorporation (or similar  corporate document) or under local law, each of the following corporate actions may be taken by a Company only (x) in the case of any action that is permitted by law or under the Articles of Incorporation to be taken by the Board of Directors alone, only upon authorization by affirmative vote of at least one SOFTBANK director and at least one Yahoo director and (y) in the case of actions required by law or the Articles of Incorporation to be approved by the Company’s shareholders, only upon authorization by affirmative vote of both Yahoo and SOFTBANK as shareholders:

(i)            any merger or consolidation, whether or not the Company is the surviving corporation; any sale, lease, exchange or other disposition of all or substantially all of the assets of the Company; any acquisition of all or substantially all of the capital stock or assets of any other entity; or the liquidation or voluntary dissolution of the Company;

(ii)           any sale, lease, exchange or other disposition of substantial assets (except in the ordinary course of business) of the Company;

(iii)          any capital expenditure of $100,000 or more, except as may be specified in the Business Plan;

(iv)          the raising of additional equity capital or the issuance or sale of any debt or equity securities (including any shareholder loan or guaranty) above the amounts specified in Section 2(b) above, and the terms thereof, whether or not in connection with a call for additional capital pursuant to Section 8 hereof;

(v)           any declaration or payment of any dividend or other distribution, directly or indirectly, on account of any shares of capital stock of the Company, or any redemption, retirement, purchase or other acquisition, directly or indirectly, by the Company of any such shares (or of any warrants, rights or options to acquire any such shares);

(vi)          the incurrence or guarantee (directly or indirectly) by the Company with respect to any indebtedness for borrowed money in excess of $50,000;

(vii)         any amendment, alteration or repeal of any provision of the Articles of Incorporation (or similar corporate document) of the Company; or

(viii)        engagement in any business other than as set forth in Section 1 hereof and activities incidental thereto, either directly or through any corporation or other entity in which the Company has, directly or indirectly, an equity interest;

(ix)           approval of an annual business plan and operating budget for the Company (which shall be made no later than thirty (30) days prior to the commencement of each fiscal year of the Company), and any determination to deviate in any material respect from such business plan or budget as so approved;

(x)            except as may be set forth in the Business Plan, the authorization of execution of any contract or agreement (i) having a period of performance greater than one year, (ii) involving aggregate payments or consideration in excess of $100,000, (iii) involving any license of trademarks, patents, copyrights or other intellectual property rights of the Company, and (iv) between the Company and any officer, shareholder or Director of the Company (or their respective affiliates), and any waiver or variance of any contract described in (i)-(iv) above; or

(xi)           except as may be set forth in the Business Plan, compensation for all officers, Directors and Statutory Auditors of the Company.

To the extent permitted by applicable law, the foregoing approval  requirements shall at all times also be set forth in the Articles of  Incorporation of the Company, unless amended as set forth.

8.                                       ADDITIONAL CAPITAL

Subject to Section 7(c) hereof, the Board of each Company may, by  written notice to the parties, call for the parties to subscribe for  additional shares of capital stock of the Company or to make loan guarantees or loans to the Company in proportion to their respective holdings of common stock above the amounts specified in Section 2(b).  If one party shall decline to subscribe to additional shares above the amounts specified in Section 2(b), and the other party shall subscribe to additional shares, the subscribing party’s total percentage of shares shall increase and the non-subscribing party’s ownership interest may thereby be diluted.

9.                                       DISPOSITION OF COMMON STOCK

Neither party shall directly or indirectly sell, assign, transfer or otherwise dispose of, or pledge or otherwise encumber, any shares of common stock of any Company without the prior consent of the other party except to an affiliate of that party provided, however, the selling party shall continue to be liable for all of its obligations.

10.                                 ACCOUNTING; ACCESS TO INFORMATION

(a)           The fiscal year of each Company shall be the calendar year.

(b)           Each Company shall maintain its accounts and prepare its financial statements (including, without limitation, a balance sheet, profit and loss statement and statement of cash flows) in accordance with generally accepted accounting principles applicable in the country of incorporation, and shall cause its annual financial statements to be audited by an internationally recognized independent auditing firm reasonably acceptable to each party, and such financial statements and the auditors’ opinion to be delivered to each party no later than sixty (60) days following the end of each fiscal year.  Each Company also shall deliver to each party unaudited monthly and quarterly financial statements within thirty days following the end of each month or fiscal quarter, as the case may be, certified (in the case of quarterly financial statements) by the chief accounting officer of the Company.  All financial statements shall be accurately and completely translated into English prior to delivery to SOFTBANK or Yahoo, and shall be accompanied by a reasonably detailed schedule that sets forth the differences between the generally accepted accounting principles applied in that Company’s country of incorporation and U.S. generally accepted accounting principles as applied to such financial statements.

(c)           Each party shall, during all business hours and at all other times as reasonable, have access to the books and records of each Company and to the legal, tax and auditing personnel of that Company, internal and external; provided, however, that the cost and expense necessary for such inspection shall be borne by the party making the inspection.

11.                                 TERM OF THE AGREEMENT

(a)           Subject to Section 12, this Agreement shall remain in effect perpetually, provided that, if for the calendar year ending December 31, 2001, or for any calendar year thereafter, (x) the “primary business” of the Companies, taking all three companies taken together, shall have been unprofitable for more than two quarters in succession within that year and also shall have been unprofitable for tha entire year and (y) Yahoo and SOFTBANK, in good faith, differ with respect to the future business plans and prospects of the Companies, then Yahoo! shall have the right to terminate the Agreement, which termination shall be effective ninety (90) days following notice thereof to SOFTBANK.  For purposes of this paragraph the “primary business” of the Companies shall mean the business of providing the Localized Guides and selling ad space in connection with or obtaining other revenues from those Guides; all other products and services of the Companies shall be excluded.

(b)           Upon termination of this Agreement pursuant to Section 11(a) above, Yahoo shall purchase all of the interests in the Companies then owned by SOFTBANK for a price equal to SOFTBANK’s percentage share (based on its stock ownership) of the fair market value of the Companies determined (x) as if they were going concerns, i.e., continuing in the business with all of their rights and obligations including continued rights under the License Agreement from Yahoo and (y) in light of rights under the customary appraisal methods and standards (including, without limitation, such factors as recent historical cash flow and earnings, book value of tangible and intangible assets, available valuations of comparable companies and the parties’ total investment in the Companies).  In the event that the parties cannot agree on the fair market value of the Companies within thirty (30) days following Yahoo’s notice of termination, the fair market value will be determined by an independent investment banking or appraisal firm selected by Yahoo from three such firms nominated in good faith by SOFTBANK.  Such determination (i) shall be limited solely to selecting between two alternative amounts of fair market value provided to such firm by Yahoo and SOFTBANK respectively (which shall be provided within thirty (30) days following selection of the appraiser), (ii) shall be finally made by the appraiser within thirty (30) days following the receipt of the proposed amounts from the parties, and (iii) shall be conclusive and binding on all parties concerned.  The fees and expenses associated with any such investment banking or appraisal firm shall be borne by the non-prevailing party in such proceeding.

12.                                 TERMINATION OF THE AGREEMENT

(a)           If either party fails in any material respect to perform or fulfill in the time and manner herein provided any obligation or condition herein required to be performed or fulfilled by such party, and if such default shall continue for sixty (60) days after written notice thereof from the other party, then the other party shall have the right to terminate this Agreement by written notice of termination to the defaulting party at any time after such sixty (60) days.  Either party may also terminate this Agreement immediately by giving a written notice to the other party in the event such other party shall be dissolved or liquidated or declared insolvent or bankrupt.

(b)           Upon termination of this Agreement by SOFTBANK pursuant to the foregoing Section 12(a), SOFTBANK shall have the right to put its shares to Yahoo pursuant to the valuation described in Section 11(b) above.  Upon termination by Yahoo pursuant to Section

12(a), then Yahoo shall have the right to commence dissolution of the Companies in accordance with applicable law.

(c)           Termination of this Agreement for any reason shall not release either party from any liability which at the time of termination has already accrued to the other party or which thereafter may accrue in respect of any act or omission prior to such termination.

13.                                 CONFIDENTIALITY

Each party shall hold and shall cause its respective representatives to hold in confidence all confidential information made available to it or its representatives by the other party, directly or through any Company, and shall not pass such information on, wholly or partly, to third parties without the written consent of the other party, unless such information (i) becomes generally available to the public other than as a result of a disclosure by such party or its representatives, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, or (iii) is independently acquired by such party as a result of work carried out by any employee or representative of such party to whom no disclosure of such information has been made.

14.                                 OTHER VENTURES

(a)           Neither party will engage directly or indirectly in any business activities in the Territory that would reasonably be deemed to be competitive with the business activities of the Companies in the Territory, i.e., the distribution of a comprehensive Internet directory or search tool localized for the Territory; provided that Yahoo may continue to make available the Yahoo! Internet Guide, and similar properties or products prepared for distribution in other countries, but none of which may be localized for any of the Territories, and provided further than nothing herein shall prevent SOFTBANK and its affiliates from distributing localizaed versions of ZDNet or maintaining web sites or listings or urls or which provide for indexing and searching all of the url listings, reviews, ratings and other material from current and back issues of those sites and publications.

(b)           Yahoo hereby agrees to discuss in good faith with SOFTBANK and allow SOFTBANK to make a first offer on any plans to establish similar ventures in other countries in Europe; provided that the foregoing shall not obligate either party to enter into any such arrangement.

15.                                 GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of California applicable to agreements made and to be performed therein.

16.                                 DISPUTE RESOLUTION

All disputes between the parties arising directly or indirectly out of this Agreement shall be settled by the parties amicably through their good faith discussions.  In the event that any such dispute cannot be resolved thereby, such dispute shall be finally settled by arbitration in accordance with the rules then in effect of the American Arbitration Association by three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in New York, New York.  The arbitration award shall be final and binding upon the parties, and judgment on such award may be entered in any court having jurisdiction thereof.

17.                                 MISCELLANEOUS

(a)           This Agreement may be amended only by a written instrument signed by both parties.

(b)           This Agreement may not be assigned by either party hereto except with the written consent of the other party; provided, however, that this Agreement may be assigned to (x) an affiliate corporation or (y) any corporation which shall succeed to the business of a party by merger, consolidation, or the transfer of all or substantially all of the assets of such party and which shall expressly assume the obligations of such party hereunder.

(c)           Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, upon receipt of a transmittal confirmation, (c)  if sent by registered airmail, return receipt requested, postage prepaid, on the sixth business day following the date of deposit in the mail or (d) if by international courier service, on the second business day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed to the sender by such courier service.  All such notices, requests, demands and other communications shall be addressed as follows:

(i)	If to SOFTBANK::

SB Holdings (Europe) Ltd.
c/o Ziff-Davis Verlag Gmbh
Riesstrasse 25,
80992 Munich 50
Germany
	Attention:	J.B. Holston
	Telephone:	(4989) 1431-2401
	Facsimile:	(4989) 1431-2400

with a copy to

Ziff-Davis Publishing Company
One Park Avenue
New York, New York 10016
	Attention:	Legal Department
	Telephone:	(212) 503-3575
	Facsimile:	(212) 503-3581

(ii)	If to the Company:

Yahoo! Inc.
635 Vaqueros Avenue
Sunnyvale, California 94086
Attention:	Mr. Timothy Koogle
President
Telephone:	(408) 328-3300
Facsimile:	(408) 328-3301

with a copy to

Venture Law Group
A Professional Corporation
2800 Sand Hill Road
Menlo Park, California 94025
Attention:	James L. Brock, Esq.
Telephone:	(415) 854-4488
Facsimile:	(415) 854-1121

or in each case to such other address or facsimile number as the party may have furnished to the other party in writing.

(d)           In the event of the invalidity of any part or provision of this Agreement, such invalidity shall not affect the enforceability of any other part or provision of this Agreement.

(e)           No waiver by any party of any default in the performance of or compliance with any provision herein shall be deemed to be a waiver of the performance and compliance as to any other provision, or as to such provision in the future; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.  No remedy expressly granted herein to any party shall be deemed to exclude any other remedy which would otherwise be available.

(f)            This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements between the parties with respect to such subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)           Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and their affiliates, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have duly signed this Agreement as of the day and year first above written.

SB HOLDINGS (EUROPE) LTD.

By:	/s/ DAVID CRAVER
Name: David Craver
Title: VP, IMG

YAHOO! INC.

By:	/S/ TIMOTHY KOOGLE
Name: Timothy Koogle
Title: President